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                                                                     EXHIBIT 5.1

                                ANDREWS & KURTH
                                    L.L.P.
                                   ATTORNEYS
                           4200 TEXAS COMMERCE TOWER
                             HOUSTON, TEXAS 77002

                               February 25, 1997

Board of Directors
Zydeco Energy, Inc.
1710 Two Allen Center
1200 Smith Street
Houston, Texas 77024

Gentlemen:

     We have acted as counsel to Zydeco Energy, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-1 (Commission File No. 333-27679) (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of (i) the offering and sale (the "Offering") of up to 3,680,000 shares of the Company's Common Stock, par value $.0001 per share ("Common Stock"), which number of shares includes up to 480,000 shares issuable that may be issued upon exercise of an underwriters' over-allotment option (collectively, the "Offering Shares"),
(ii) the issuance and sale in connection with the Offering of two Underwriter Warrants (the "Underwriter Warrants") to purchase an aggregate of 320,000 shares of Common Stock (the "Underwriter Warrant Shares") and (iii) the issuance and sale of the Underwriter Warrant Shares upon exercise of the Underwriter Warrants.

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant for purposes of this opinion, we are of the opinion that:

        (a) the issuance and sale of the Offering Shares and the Underwriter Warrants as described in the Registration Statement (and the Underwriter Warrant Shares issuable upon the exercise of Underwriter Warrants) have been duly and validly authorized by all necessary corporate action by the Company; and

        (b) assuming the due execution and delivery of the stock certificates evidencing the Offering Shares against payment therefor as provided in the Underwriting Agreement filed as an exhibit to the Registration Statement, the Offering Shares will be validly issued, fully-paid and nonassessable; and

        (c) assuming the due execution and delivery of the Warrant Agreement covering the issuance of the Underwriter Warrants filed as an exhibit to the Registration Statement and the execution and delivery of the related warrant certificates against payment therefor as provided in the Warrant Agreement, the Underwriter Warrants will be validly issued, fully-paid and nonassessable, and when exercised in accordance with the Warrant Agreement against payment provided therefor (and assuming the execution and delivery of certificates for the Underwriter Warrant Shares), the Underwriter Warrant Shares will be validly issued, fully-paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                         Very truly yours,

                                         /s/ Andrews & Kurth L.L.P.

1249/2365